Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

SomaCeuticals, Inc. (a Texas corporation)

AngioSoma Research, Inc. (a Texas corporation)

First Titan Energy, LLC, (a Nevada limited liability company)

First Titan Technical, LLC, (a Nevada limited liability company)